                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): March 1, 2000
                               (February 11, 2000)

                               WORLD ACCESS, INC.
               (Exact Name of Registrant as Specified in Charter)



      DELAWARE                      0-29782                     58-2398004
     (State of               (Commission File No.)           (I.R.S. Employer
   Incorporation)                                            Identification No.)



                       945 E. PACES FERRY ROAD, SUITE 2200
                             ATLANTA, GEORGIA 30326
          (Address of principal executive offices, including zip code)


                                 (404) 231-2025
              (Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS.

On February 11, 2000, World Access, Inc. ("World Access") entered into a definitive agreement to merge STAR Telecommunications, Inc. ("STAR") with and into World Access. STAR, based in Santa Barbara, California, provides global telecommunications services to consumers, long distance carriers, multinational corporations and Internet service providers worldwide. STAR provides national and international long distance services, international private line, pre-paid calling cards, dial-around services and international toll-free services.

Pursuant to terms of the merger agreement, each share of STAR Common Stock will be converted into .3905 shares of World Access Common Stock. World Access may, at its option, pay up to 40% of the consideration in cash. The merger is expected to close by the end of the second quarter of 2000. The merger agreement also provides that immediately following the effective time of the merger World Access will cause one designee of STAR to be elected to the Board of Directors of World Access. World Access has also agreed to provide bridge financing to STAR in an amount up to $35 million.


The merger is subject to the divestiture by STAR of certain of its business segments for minimum net cash proceeds specified in the merger agreement. Any net proceeds in excess of such minimum amounts would increase the merger consideration. The merger is also subject to, among other things, certain regulatory approvals and approval by the shareholders of World Access and STAR.

The transaction is intended to qualify as a tax free reorganization, and will be accounted for as a purchase transaction.




ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits.


EXHIBIT
NUMBER                           DESCRIPTION
------                           -----------

 99             Press Release, issued February 14, 2000.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            WORLD ACCESS, INC.



Date: February 29, 2000                     By: /s/ MARTIN D. KIDDER
                                                --------------------
                                            Martin D. Kidder
                                            Vice President and Controller

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
------                           -----------

  99             Press Release, issued February 14, 2000